THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND SUCH LAWS OR UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                                EFTC CORPORATION

                                 March 30, 2000

                      SENIOR SUBORDINATED CONVERTIBLE NOTE

                                DUE JUNE 30, 2006

                           No: 0001 U.S. $54,000,000

         EFTC CORPORATION, a Colorado corporation (the "Company"), for value received, promises to pay to the order of THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("Holder"), or its registered successors or assigns, on June 30, 2006 (or such earlier date as this Note shall become due and payable), the principal amount of $54,000,000 (or such lesser or greater principal amount as is then unpaid) and to accrue interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof (and on the principal balance of any Accrual Note (as defined in Section
9) issued pursuant to Section 1(b) below) at the rate of 8.875% per annum, compounded quarterly, commencing on the date hereof for this Note (and on the date of issuance for any Accrual Note). The principal and interest on this Note (and on any Accrual Note) is payable when due in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by federal funds bank wire transfer. Certain capitalized terms shall have the meanings specified in Section 10 hereof. This
Note is issued in exchange for the Company's Senior Subordinated Exchangeable Note due June 30, 2006 (pursuant to Section 2) which was issued pursuant to that certain Securities Purchase Agreement, dated as of March 30, 2000, by and between the Company and Holder (the "Purchase Agreement").

1.       The Note.
         ---------

         Interest accruing from the date of issuance through _______ __, 2000, shall be added to the principal amount of this Note on _______ __, 2000, or, at the Company's option, shall be paid by the issuance of an Accrual Note. Thereafter, interest hereon (and on any Accrual Note) shall accrue in arrears on _________ __, _______ __, ______ __ and _______ __ of each year, commencing on
_______ __, 2000 (each a "Payment Date"). All interest which has accrued as of any Payment Date shall be added to the principal amount of this Note unless the Company elects to issue an Accrual Note therefor. In the event that an Accrual
Note is not actually issued and delivered for any accrued and unpaid interest on any Payment Date, an Accrual Note in the aggregate principal amount of such accrued and unpaid interest shall be deemed to have been issued to the Holder on such Payment Date, and the amount of such accrued and unpaid interest shall be added to the principal amount of this Note. Interest shall accrue on the unpaid principal balance of Notes until the principal amount of the Notes shall have been paid in full. The Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

2.       Mandatory Redemption.

         (a) The Company will be obligated to redeem the Notes, at the option of Holder, in whole or in part, upon the occurrence of a Change of Control at the redemption price as set forth in this Section 2 (the "Redemption Price").

         (b) The Redemption Price shall be an amount equal to the sum of
(i) 100% of the principal amount of the Notes, (ii) the accrued and unpaid interest to the Mandatory Redemption Date and (iii) an amount equal to the interest, if any, which would accrue on this Note from the Mandatory Redemption Date up to and including March 30, 2003.

3.       Redemption Procedures.

         (a) Upon the occurrence of a Change of Control, the Company shall mail a notice of redemption to the Holders advising Holders of the occurrence of a Change of Control. Within 60 days of receipt of such notice from the Company, Holders, at their sole option, may elect to have the Company mandatorily redeem the Notes, in whole or in part, by a mailing a notice to the Company of such election. The notice shall: (i) identify the Notes to be redeemed; (ii) state the applicable Redemption Price; and (iii) state the Mandatory Redemption Date.

         (b) The redemption date shall be the date set forth as such in the relevant notice from Holders pursuant to Section 3(a) which shall be a date not earlier than the 5th day nor later than the 30th day following the mailing of such notice (the "Mandatory Redemption Date").

         (c) Once notice of redemption is given, Notes called for redemption become due and payable on the Mandatory Redemption Date at the Redemption Price. Interest on the Notes called for redemption shall cease to accrue on and after the Mandatory Redemption Date.

4.       Subordination.

         (a)  Agreement to Subordinate.

              The Company and Holders agree that the indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 4, to the prior payment in full, in cash, of all Senior Debt (as defined below), (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

              A distribution may consist of cash, securities or other property, by set-off or otherwise.

         (b)  Liquidation; Dissolution; Bankruptcy.

              Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

              (1) holders of Senior Debt shall be entitled to receive payment i n full, in cash, of all obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before any Holder shall be entitled to receive any payment with respect to its Note (except that Holders may receive Permitted Junior Securities); and

              (2) until all obligations with respect to Senior Debt (as provided in subsection (1) above) are paid in full, in cash, any distribution to which Holders would be entitled but for this Section 4 shall be made to holders of Senior Debt (except that Holders may receive Permitted Junior Securities), as their interests may appear.

         (c)  Default on Senior Debt.

              (i) The Company may not make any payment or distribution to any Holder in respect of obligations with respect to the Note and may not acquire from any Holder any loans for cash or property (other than Permitted Junior Securities) and no Holder may accept or retain any such payments until all principal and other obligations with respect to the Senior Debt have been paid in full, in cash, if:

                  (A) a default in the payment of any principal or other obligations with respect to Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

                  (B) a default, other than a payment default, on Senior Debt occurs and is continuing that permits holders of the Senior Debt to accelerate its maturity and the Company and the Holder Representative receives a notice of the default (a "Payment Blockage Notice"). If the Company and the Holder Representative receive from the Agent under the Credit Agreement any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 4(c) unless and until at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been waived for a period of not less than 180 days or unless the holder of the Senior Debt was not aware of such default.

                  The Company may and shall resume payments on and distributions in respect of the Notes and the Holder may receive and retain the same upon the earlier of:

                  (1)  the date upon which the default is cured or waived, or

                  (2) in the case of a default referred to in Section 4(c)(ii) hereof, 179 days pass after notice is received if the maturity of such Senior Debt has not been accelerated, if this Section 4 otherwise permits the payment or distribution at the time of such payment or distribution.

              (ii) No Holder may take any actions to enforce any of its available remedies upon the occurrence of a Default or an Event of Default, for a period of 90 days following the receipt by the Company and the Holder Representative of a notice from the Agent under the Credit Agreement any default with respect to the Senior Debt; provided, that such 90 day period shall immediately end in the event (x) of a Default under Section 6(a)(i)(G) or (H),
(y) the Senior Debt is accelerated in accordance with its terms, or (z) the holders of the Senior Debt act to enforce their available remedies upon the occurrence of a default on the Senior Debt.

         (d)  Acceleration of Securities.

              If the Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

         (e)  When Distribution Must Be Paid Over.

              In the event that Holder receives any payment of any obligations with respect to the Note at a time when such payment is prohibited by Section 4(c) hereof, such payment shall be held by the Holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt under the Senior Debt Documents pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full, in cash, in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

         (f)  Notice by Company.

              The Company shall promptly notify the Holders of any facts known to the Company that would cause a payment of any obligations with respect to the Note to violate this Section 4, but failure to give such notice shall not affect the subordination of the Note to the Senior Debt as provided in this Section 4.

         (g)  Subrogation.

              After all Senior Debt is paid in full, in cash, and until the Note is paid in full, the Holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt and all other rights, claims and collateral security of the holders of Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Section 4 to holders of Senior Debt that otherwise would have been made to the Holders is not, as between the Company, on one hand, and the Holder, on the other hand, a payment by the Company on Senior Debt.

         (h)  Relative Rights.

              This Section 4 defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Note shall:

              (a) impair, as between the Company, on one hand, and the Holders, on the other hand, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Note in accordance with its terms;

              (b) affect the relative rights of the Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

              (c) prevent any lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to the lenders, and except as set forth in Section 4(c)(ii) above.

              If the Company fails because of this Section 4 to pay principal of or interest on the Note on the Payment Date, the failure is still a Default or Event of Default.

         (i)  Subordination May Not Be Impaired by the Company.

              No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by any loans shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or Holders to comply with the terms of this Note.

         (j)  Distribution or Notice to Representative.

              Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative.

              Upon any payment or distribution of assets of the Company referred to in this Section 4 the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

         (k)  Authorization to Effect Subordination.

              The Holders authorize and direct the Company to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 4.

         (l)  Amendments.

              The provisions of this Section 4 shall not be amended or modified without the written consent of the holders of all Senior Debt.

5.       Covenants.

         The Company covenants and agrees that so long as this Note shall be outstanding:

         (a)  Payment of Notes; Satisfaction of Obligations.

              (i) The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes.

              (ii) If there has occurred and is continuing any Event of Default, defined below, under Sections 6(a)(i)(A) or 6(a)(i)(B) hereof, then to the extent lawful, the Company shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at the Default Rate, compounded quarterly.

              (iii) Subject to performance by all other parties thereto of their respective obligations thereunder, the Company shall satisfy in all material respects all of its obligations under the Transaction Documents.

         (b) Commission Reports, Financial Reports. The Company shall deliver to the holders within 15 days after it files them with the Commission copies of any annual reports and any information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

         (c) Compliance Certificate. The Company shall deliver to the Holders, within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of the Company an Officers' Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal quarter or fiscal year has been made with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such officer signing such certificate, that to his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge) and that to his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes in accordance with their terms are prohibited or if such event has occurred, a description of the event. So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Officers' Certificate accompanying the fiscal year end financial statements delivered pursuant to this
Section 5 shall be accompanied by a written statement of independent public accountants (which shall be one of the "Big Five" accounting firms) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company has violated any provisions of this Note or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. The Company will deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 4, an Officers' Certificate specifying in reasonable detail such Default, Event of Default or default and the nature of any remedial or corrective action the Company proposes to take with respect thereto.

         (d) Stay, Extension and Usury Laws. The Company covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the covenants or the performance of its obligations under this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

         (e) Limitation on Restricted Payments. The Company shall not, directly or indirectly:

              (i) declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock.

              (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company or any subsidiary of the Company (other than any such Equity Interest of a directly or indirectly wholly-owned subsidiary of the Company) or other Affiliate of the Company;

              (iii) permit any subsidiary of the Company to declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock except to the Company or another directly or indirectly wholly-owned subsidiary of the Company; or

              (iv) permit any subsidiary of the Company to purchase, redeem or otherwise retire for value any Equity Interests of it, the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any other directly or indirectly wholly owned subsidiary of the Company).

         (f) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its subsidiaries in accordance with the respective organizational documents of each of them and the corporate rights (charter and statutory), licenses and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or corporate existence, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not cause a Material Adverse Effect.

         (g) Taxes. The Company shall, and shall cause its subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings.

         (h) Investment Company Act; United States Real Property Holding Corporation. Neither the Company nor any of its subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended. Neither the Company nor any of its subsidiaries shall become a United States real property holding corporation as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

         (i) Limitation on Additional Indebtedness. The Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (A) the Indebtedness represented by the Notes, (B) Senior Debt and (C) other Indebtedness in aggregate principal amount of no greater than $5,000,000.

         (j)  Limitation on Transactions With Affiliates.

              (i) Neither the Company nor any of its subsidiaries shall sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company (but specifically excluding for these purposes Holders and their respective Affiliates) (an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a comparable transaction by the Company or such subsidiary from an unrelated person; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

              (ii) In addition, neither the Company nor any subsidiary may enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a potential value of more than $1,000,000 unless such transaction has been approved by the holders of at least a majority in principal amount of the Notes, such approval not to be unreasonably withheld; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

         (k) Restrictions on Liens. The Company will not itself, and will not permit any subsidiary, to create or suffer to exist any Liens upon any assets of the Company or any subsidiary or any shares of capital stock of any subsidiary, in either case now owned or hereafter acquired; provided, however, that this
Section 5(k) shall not prohibit the creation or continuing existence of any Permitted Liens.

         (l)   Sale of Assets.

              (i) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, sell, lease, convey or otherwise dispose (whether in one transaction or a series of transactions) of any assets (including capital stock of any subsidiaries), other than sales of inventory in the ordinary course of business (an "Asset Sale"), if the aggregate net proceeds of all Asset Sales during any fiscal year exceed $2,000,000; excluding payments under the GECC Payment Agreement.

              (ii) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, enter into any Asset Sale if the consideration paid is less than an amount equal to the fair market value of such asset; provided, however, that assets with a fair market value of not greater than $2,000,000 in the aggregate may be sold during any fiscal year without regard to the foregoing requirement if the amount of consideration received for such assets is promptly applied to the purchase of comparable assets.

              (iii) At least 90% of the consideration for each Asset Sale received by the Company or such subsidiary shall be in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such subsidiary's most recent balance sheet or in the notes thereto) of the Company or any subsidiary that are assumed by the transferee of any such assets or stock sold, leased, conveyed or disposed of and (B) any notes or other obligations received by the Company or any subsidiary from such transferee that are immediately converted by the Company or such subsidiary into cash, shall be deemed to be cash for purposes of this Section 5(l)(iii).

         (m) Ownership of Subsidiaries. Except as permitted by Section 5(l) above, the Company shall maintain (along with one or more subsidiaries in the case of an indirect subsidiary) good and valid title to those Equity Interests of each of its subsidiaries owned by it, free and clear of any Lien other than Permitted Liens. Notwithstanding the provisions of Section 5(l) above, neither the Company nor any subsidiary shall dispose of the capital stock of any subsidiary, if, after giving effect to such disposition, the Company would own less than a majority of the outstanding economic and voting interests in such subsidiary or former subsidiary.

         (n) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Except as otherwise provided for herein or in the Senior Debt Documents, the Company will not, and will not permit any subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a subsidiary of the Company, (b) make loans or advances to the Company or a subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions, with respect to a subsidiary of the Company that is not a subsidiary of the Company on the date hereof, in existence at the time such Person becomes a subsidiary of the Company; or (ii) any restrictions existing under any agreement that refinances or replaces the agreements containing the restrictions in clause (i); provided that the terms and conditions of any such restrictions are no less favorable to the Holders than those under or pursuant to the agreement evidencing the Indebtedness refinanced. Nothing contained in this Section 5(n) shall prevent the Company or any of its subsidiaries from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by Section 5(k).

         (o) Compliance with Laws. The Company will, and will cause its subsidiaries to, comply with all Federal, state, local or foreign statutes, ordinances, governmental rules and regulations, judgments, orders and decrees to which any of them is subject, and obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or obtain and keep in effect would not have a Material Adverse Effect.

         (p)   When Company May Merge, Etc.

              (i) The Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless:

                  (A) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by amendments to this Note, executed and delivered to Holder, all of the obligations of the Company, on this Note;

                  (B) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

                  (C) the Company will have delivered to the Holders of a majority in principal amount of the Notes an Officers' Certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

              (ii) Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with Section 5(p)(i), the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under this Note with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under this Note.

         (q) Office or Agency. The Company will maintain an office or agency in metropolitan Denver, Colorado (or in any future principal place of business of the Company with respect to which the Holders have been notified pursuant to
Section 9.1 of the Purchase Agreement) where notices, presentations and demands to or upon the Company in respect of this Note may be given or made.

         (r) Directors. The Company's Board of Directors shall at all times be composed of no more than 12 directors unless approved by Holders of a majority in principal amount of the Notes. The Holder shall have the right to nominate a number of persons for election as members of the Board of Directors of the Company such that the number nominated by Holder shall compose a majority of the total number of directors on the Board of Directors. The Company hereby agrees to call annual shareholders' meetings for the election of directors and to recommend that the Company's shareholders votes in favor of such director-nominees of the Holders at any such meeting called for election of directors; provided, that the Board of Directors of the Company shall not be required to recommend for shareholder vote any person whom the Board of Directors has reasonably concluded after due inquiry lacks the requisite moral fitness to sit on the Board of Directors. The Company agrees that the members of the Board of Directors nominated by the Holders shall be appointed to each committee of the Board of Directors, including, but not limited to, the compensation committee; provided, that both such persons need not be appointed to the audit committee if such appointments would cause a breach of the continued listing requirements for the Common Stock on the Nasdaq Stock Market.

         (s) Approval of Significant Transactions. The Company shall not engage in any Significant Transaction, without the prior written approval of the Holders of a majority in principal amount of the Notes. For purposes of this
Section 7(s), a "Significant Transaction" means (i) one or a series of related transactions, in which the Company obtains debt financing (excluding the Senior
Debt) in an aggregate amount in excess of $1,000,000, (ii) any Material Acquisition or Material Disposition, or (iii) any adoption of, or amendment to, any Incentive Compensation Plan. A "Material Acquisition" means any acquisition (directly or indirectly) (whether by merger, purchase of securities, purchase of assets or otherwise) by the Company or any subsidiary of the Company, involving aggregate consideration with a value of $2,000,000 or more; provided, that a Material Acquisition shall not include capital expenditures made in the ordinary course of business. A "Material Disposition" means any sale, transfer or other disposition of assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) or its subsidiaries which assets either (A) have a fair market value of $2,000,000 or more, or (B) represent more than 5% of the lesser of net book value or fair market value of the tangible assets of the Company on a consolidated basis. An "Incentive Compensation Plan" means any arrangement, policy or plan of the Company providing for deferred compensation, profit-sharing bonuses, stock appreciation rights, stock purchases or other forms of incentive compensation to any director, employee, former employee, consultant, advisor or agent of the Company which by its terms results, or but for deferral would result, in cash payments by the Company to such person.

         (t) Certain Payments. The Company shall comply with the requirements of the Foreign Corrupt Practices Act and neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company shall directly or indirectly (i) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any governmental official, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business,
(B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company, (ii) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services, in violation of any law, or (iii) establish or maintain any fund or asset that is not recorded in the books and records of the Company.

6.       Defaults and Remedies.

         (a)  Events of Default.

              (i) An "Event of Default" occurs if:

                  (A) the Company defaults in the payment of the principal of or accrued interest on any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

                  (B) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Notes and the Default continues for the period and after the notice specified below;

                  (C) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Warrants and the Default continues for the period and after the notice specified below;

                  (D) if any of the representations or warranties of the Company made in or in connection with this Note or the Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

                  (E) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any subsidiary for borrowed money (or the payment of which is guaranteed by the Company or a subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, which default results in the acceleration of such Indebtedness prior to its expressed maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which is so accelerated and has not been paid, aggregates $500,000 or more;

                  (F) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such judgments exceeds $1,000,000;

                  (G) The Company or any subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                      (1) commences a voluntary case,

                      (2) consents to the entry of an order for relief against it in an involuntary case,

                      (3) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                      (4) makes a general assignment for the benefit of its creditors, or

                      (5) generally is unable to pay its debts as the same become due; or

                  (H) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                      (1) is for relief against the Company or any of its subsidiaries in an involuntary case,

                      (2) appoints a Custodian of the Company or any of its subsidiaries or for all or substantially all of its property, or

                      (3) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

              (ii) The term "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

              (iii) A Default under clause (B) or (C) (other than a Default under Section 5(e), (i), (l), (m), or (n), which Default shall be an Event of Default without the notice or passage of time specified in this paragraph), (E) (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice or passage of time specified in this paragraph) or (F) is not an Event of Default until the holders of at least a majority in aggregate principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

         (b)  Acceleration of Notes.

              If an Event of Default (other than an Event of Default specified in clauses (G) and (H) of Section 6(a)(i)) occurs and is continuing, the holders of at least a majority in aggregate principal amount of the then outstanding Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable. Immediately upon such declaration, the principal and interest shall be due and payable. If an Event of Default specified in clause (G) or (H) of Section 6(a)(i) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any holder. The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

         (c)  Other Remedies.

              (i) If an Event of Default occurs and is continuing, holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes.

              (ii) A delay or omission by any holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

         (d)  Waiver of Past Defaults.

              The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

         (e)  Rights of Holder to Receive Payment.

              Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

         (f)  Undertaking for Costs.

              In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

7.       Modification of Notes.

         The Notes may be modified, and any of the terms thereof waived, or any consent or approval required thereunder given, without prior notice to any Holder but with the written consent of the Holder of a majority in principal amount of the Notes then outstanding. Subject to the provisions of the Purchase Agreement, the Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

8.       Conversion.

         (a) Conversion Privilege. The Holder of this Note may convert it into Common Stock at any time. The number of shares issuable upon conversion of a
Note is determined as follows: Divide the principal amount to be converted by the conversion price in effect on the conversion date. Round the result upwards to the nearest 1/100th of a share. The initial conversion price, as of the Original Issue Date, is $2.60 per share. The conversion price is subject to adjustment as set forth herein. The Holder may convert all or any portion of this Note at any time or from time to time. Provisions of this Note that apply to conversion of all of the Note also apply to conversion of a portion of it.

         (b) Automatic Conversion. The Notes shall automatically be converted into shares of Common Stock upon a Trading Price Conversion Event in an amount equal to the principal amount of the Notes, plus the accrued and unpaid interest to the Conversion Date divided by the then current conversion price.

         (c) Conversion Procedure. To convert this Note the Holder must give notice to the Company setting forth the amount of this Note which Holder is converting. The date on which the Holder gives such notice is the effective date of the conversion (the "Conversion Date"). As soon as practical, the Company shall deliver to Holder a certificate for the number of full shares of Common Stock issuable upon the conversion with any fractional share being rounded up to a full share. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the conversion date. No payment or adjustment will be made for accrued interest on a converted Note or portion thereof or dividends on any Common Stock issued. Upon a surrender of this Note if it is converted in part, the Company shall issue to the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

         (d) Fractional Shares. The Company will not issue a fractional share of Common Stock upon conversion of a Note. Instead each fractional share will be rounded up to a full share.

         (e) Taxes on Conversion. If a Holder of a Note converts it, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder's name.

        (f) Company to Provide Stock. The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Notes in full. All shares of Common Stock which may be issued upon conversion of the Notes shall be fully paid and non-assessable.

         The Company will endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and will endeavor to list such shares on each national securities exchange or inter-dealer securities quotation system on which the Common Stock is listed or quoted.

         (g) Adjustment for Change in Capital Stock. If, on or after the Original Issue Date, the Company:

              (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

              (ii)subdivides its outstanding shares of Common Stock into a greater number of shares;

              (iii) combines its outstanding shares of Common Stock into a smaller number of shares;

              (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

              (v) issues by reclassification of its Common Stock any shares of its capital stock;

then the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of capital stock of the Company which he would have owned immediately following such action if he had converted the
Note immediately prior to such action.

         The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

         If after an adjustment a Holder of a Note upon conversion of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

         (h) When Adjustment May Be Deferred. No adjustment in the conversion price need be made unless the adjustment would require an increase or decrease of at least 1% in the conversion price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

             All calculations under this Article shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

         (i) When No Adjustment Required. No adjustment need be made for a transaction referred to in Sections 8(g) if all Noteholders are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value or no par value of the Common Stock. To the extent the Notes become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

         (j) Notice of Adjustment. Whenever the conversion price is adjusted, the Company shall promptly mail to Noteholders a notice of the adjustment. Such notice shall be accompanied by a certificate from the Company's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

         (k) Voluntary Reduction. The Company from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided, that in no event may the conversion price be less than the par value of a share of Common Stock.

              Whenever the conversion price is reduced, the Company shall mail to Noteholders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced conversion price takes effect. The notice shall state the reduced conversion price and the period it will be in effect.

              A reduction of the conversion price does not change or adjust the conversion price otherwise in effect for purposes of Sections 8(g).

         (l)  Notice of Certain Transactions.  If:

              (i) the Company takes any action that would require an adjustment in the conversion price pursuant to Sections 8(f) and if the Company does not let Noteholders participate pursuant to Section 8(i);

              (ii) there is a liquidation or dissolution of the Company, the Company shall mail to Noteholders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

         (m) Reorganization of Company. If the Company is a party to a Change of Control, or a merger which reclassifies or changes its outstanding Common Stock, upon consummation of such transaction the Notes shall automatically become convertible into the kind and amount of securities, cash or other assets which the Holder of a Note would have owned immediately after the consolidation, merger, transfer or lease if the Holder had converted the Note immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the person obligated to issue securities or deliver cash or other assets upon conversion of the Notes shall executed an amended Note so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 8.

              If securities deliverable upon conversion of Notes, as provided above, are themselves convertible into the securities of an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the amended Note which shall so provide.

              If this Section applies, Section 8(g) does not apply.

9.       Modification of Notes.

         The Notes may be modified without prior notice to any Holder but with the written consent of the Company and the Holders of a majority in principal amount of the Notes then outstanding. The Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes, or give any consent or approval required or provided for under the terms of the Notes, without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

10.      Definitions.

         The terms defined in this Section 10 shall, for all purposes of this Note, have the meanings herein specified, unless the context otherwise requires.

         "Accrual Notes" means the Accrual Notes issued in respect of the Notes in lieu of cash interest, each such note requiring the accrual of interest in accordance with the terms of this Note (including the issuance of additional Accrual Notes in respect of such interest), commencing from the date of issuance of such note or from the date such note was deemed to have been issued, at the rate of 8.875% per annum, computed on the basis of a 360-day year of twelve 30-day months, for the actual number of days elapsed and containing terms substantially identical to this Note.

         "Affiliate" means with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Without limiting the foregoing, all directors and executive officers of a Person that is a corporation, all managing members of a Person that is a limited liability company, and all general partners of a partnership, shall be deemed Affiliates of such Person for all purposes hereunder.

         "Change of Control" shall be deemed to have occurred if, at any time,
(i) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Holders and each of their respective Affiliates, in the aggregate, becomes the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 33% or more of the outstanding shares of Common Stock of the Company or has the ability to cause 25% or more of the Board of Directors to be composed of its nominees, (ii) the directors elected or appointed to the Company's Board of Directors who were designees of the Holders cease for any reason to constitute at least a majority of the Company's Board of Directors and the Holders do not have the ability to designate their replacements or (iii) the shareholders of the Company approve, or there is consummated without stockholder approval, a merger or consolidation of the Company with any other entity in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Company" means EFTC Corporation, a Colorado corporation.

         "Conversion Date" has the meaning set forth in Section 8(c).

         "Credit Agreement" means the Loan and Security Agreement, dated as of March 30, 2000, by and among the Financial Institutions named therein, Bank of America, N.A., as Agent, and the Company together with any amendment, modification or replacement thereof.

         "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

         "Default Rate" is 10.875% per annum.

         "Equity Interest" means any capital stock or warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible into, or exchangeable for, capital stock).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Event of Default" shall have the meaning provided in Section 6.

         "GAAP" means United States generally accepted accounting principles, in effect from time to time, consistently applied.

         "GECC Payment Agreement" means that certain Agreement dated December 5, 1997, between General Electric Capital Corporation and the Company, regarding the GE Capital Accelerated Payment Program.

         "High Trading Price Conversion Event" shall be deemed to occur if
(a) the Company has maintained and at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt, and (c) the Common Stock has a Trading Price at or above $7.50 per share for 45 consecutive trading days.

         "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Company's books, and any permitted transferee thereof.

         "Holder Representative" means the person designated as such by the Holders of a majority in principal amount of the Notes, with notice thereof provided in writing to the Agent under the Credit Agreement.

         "Indebtedness" means, as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Persons under operating leases in excess of $15,000,000, (h) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clauses (f) and (g)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (i) all Indebtedness of any other Person referred to in clauses (a) through (g) above, guaranteed, directly or indirectly, by that Person.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (excluding preferred stock or equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

         "Low Trading Price Conversion Event" shall be deemed to occur if, on or after the third anniversary of the Original Issue Date, (a) the Company has maintained and at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt, and (c) the Common Stock has a Trading Price at or above $4.25 per share for 45 consecutive trading days.

         "Mandatory Redemption Date" has the meaning set forth in Section 3(b).

         "Material Adverse Effect" means any material adverse change in the assets, business or financial condition of the Company.

         "Notes" shall mean this Note as defined in Section 1 together with all Accrual Notes issued in connection thereto.

         "Officers' Certificate" means a certificate signed by any two officers of the Company, one of whom must be the chief executive officer, the chief financial officer or chief accounting officer of the Company.

         "Original Issue Date" means March 30, 2000.

         "Permitted Junior Securities" means equity interests in the Company.

         "Permitted Liens" means (i) Liens for taxes, governmental charges or levies which (a) are not yet due and payable, or (b) are being diligently contested in good faith by appropriate proceedings; provided, that for any such taxes being diligently contested in good faith, the Company has set aside adequate reserves, (ii) Liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceeding and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, (iii) Liens securing Senior Debt (iv) Liens which (x) secure obligations of less than $15,000,000 in the aggregate and (y) do not, individually or in the aggregate, interfere with the use and enjoyment of the property subject thereto and (v) Liens created in favor of General Electric Capital Corporation pursuant to the GECC Payment Agreement.

         "Person" means any individual, partnership, corporation, trust, unincorporated organization or government or agency or political subdivision thereof.

         "Purchase Agreement" shall have the meaning provided in the preamble hereto.

         The "principal" of a debt security means the principal of the security plus, when appropriate, the premium (if any) payable on the security.

         "Redemption Price" has the meaning set forth in Section 2(a).

         "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any indebtedness of the Company to any of its subsidiaries or other affiliates, or (y) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

         "Senior Debt Documents" means the Credit Agreement and any comparable documents governing other senior debt, if any.

         "Transaction Documents" means collectively, the Purchase Agreement, the Exchangeable Notes, the Convertible Notes and the Warrants.

         "Trading Price" means, on any day, the average of the high and low reported sales prices regular way of a share of Common Stock on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such trading day) on the Nasdaq Stock Market.

         "Trading Price Conversion Event" means a High Trading Price Conversion Event or a Low Trading Price Conversion Event.

11.      Non-Waiver.

         No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

12.      Governing Law.

         This Note shall be construed in accordance with and governed by the internal laws of the State of New York.

13.      Successors and Assigns.

         All of the covenants, promises and agreements in this Note shall bind the Company's successors and assigns, whether so expressed or not.

14.      Severability.

         If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision or provisions held invalid, illegal or unenforceable shall substantially impair the remaining provisions hereof.

15.      Headings.

         The headings of the sections and paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

                                EFTC CORPORATION

                                By:   ________________________
                                Name: ________________________
                                Title:________________________